Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the incorporation by reference in the Registration Statements Nos. 333-09917, 333-10117, 333-47098 and 333-131044 on Form S-3 and Nos. 333-09911, 333-09909, 333-46086, 333-76812, 333-103101, 333-131051 and 333-145454 on Form S-8 of our report dated November 24, 2009, relating to the consolidated financial statements of Amtech Systems, Inc. as of September 30, 2009 and September 30, 2008 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three year period ended September 30, 2009, included in the 2009 Annual Report on Form 10-K of Amtech Systems, Inc.

/s/ Mayer Hoffman McCann P.C.

Phoenix, Arizona
November 24, 2009

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